As filed with the Securities and Exchange Commission on December 20, 2017

Registration No. 333-220270

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1
to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Liberty Interactive Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-33982 (Primary Standard Industrial Classification Code Number)	84-1288730 (I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(720) 875-5300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard N. Baer, Esq.

Chief Legal Officer

Liberty Interactive Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

(720) 875-5300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Renee L. Wilm Jonathan Gordon Beverly B. Reyes Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500	Gregory J. Henchel HSN, Inc. 1 HSN Drive St. Petersburg, Florida, 33729 (727) 872-1000	George R. Bason, Jr. Marc O. Williams Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of the proposed sale of the securities to the public:

As soon as practicable after the conditions to completion of the applicable transactions described in the enclosed document have been satisfied or waived, as the case may be.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  Registration No. 333-220270

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Series A QVC Group common stock	58,558,884	N/A	$1,466,456,428	$17,621

(1)                                  Represents the maximum number of shares of Series A QVC Group common stock, par value $0.01 per share (the Liberty QVCA common stock), of the Registrant to be issued upon the completion of the merger described in the proxy statement/prospectus contained herein, and is based on the exchange ratio described in the proxy statement/prospectus contained therein multiplied by the difference between 35,490,233 (which number is equal to (i) 52,455,457 shares of common stock, par value $0.01 per share (the HSNi common stock), of HSN, Inc. (HSNi) outstanding as of November 24, 2017, (ii) minus 20,016,167 shares of HSNi common stock owned by Liberty Interactive Corporation (and its wholly owned subsidiaries) for which no shares of Liberty QVCA common stock are issuable, (iii) plus 1,076,774 shares of HSNi common stock issuable upon settlement of deferred stock units, restricted stock units and performance share units (based on certain assumptions), 1,962,134 shares issuable upon exercise of outstanding stock appreciation rights relating to shares of HSNi common stock (based on certain assumptions) and 12,035 shares issuable upon exercise of outstanding stock options to purchase shares of HSNi common stock, in each case, outstanding as of November 24, 2017).

(2)                                  Pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the product of the average high and low prices for shares of HSNi common stock as reported on the Nasdaq Stock Market LLC on November 24, 2017 ($41.32 per share), multiplied by the additional estimated maximum number of shares of HSNi common stock (35,490,233) that may be exchanged or converted for the securities being registered.

(3)                                  The Registrant previously paid certain filing fees in connection with the securities on this Registration Statement in connection with the initial filing of the Registration Statement on Form S-4 (File No. 333-220270) filed on August 31, 2017 ($148,737), with the filing of the Transaction Statement on Schedule 13E-3 filed on October 23, 2017 (File No. 005-84170) ($14,899) and with the filing of Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-220270) filed on November 15, 2017 ($1,317), pursuant to which a total of $164,953 has been previously paid. The Registrant is therefore applying the total filing fees previously paid with respect to such filings to offset the filing fee payable with respect to the increased aggregate offering price.

(4)                                  Calculated on the basis of $124.50 per million of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

The Post-effective Amendment No. 1 to Form S-4 amends the Registration Statement on Form S-4 of Liberty Interactive Corporation (the “Registrant”) (Registration No. 333-220270), as amended prior to the date hereto (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “Commission”) on November 28, 2017.  This Post-effective Amendment No. 1 is being filed to correct a typographical error in the number of shares of Series A QVC Group common stock reported in the “Amount to be Registered” column of the Calculation of Registration Fee table set forth in Amendment No. 3 to the Registration Statement, filed with the Commission on November 27, 2017 and does not modify or change any other provision of, or add to, the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, state of Colorado, on this  20th day of December, 2017.

Liberty Interactive Corporation

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

	Name	Title	Date

	*	Chairman of the Board and Director
John C. Malone

	*	Director, Chief Executive Officer and President (Principal Executive Officer)
Gregory B. Maffei

	*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Mark D. Carleton

	*	Director
Richard N. Barton

	*	Director
Michael A. George

	*	Director
M. Ian G. Gilchrist

	*	Director
Evan D. Malone

	*	Director
David E. Rapley

	*	Director
M. LaVoy Robison

	*	Director
Larry E. Romrell

	*	Director
Andrea L. Wong

	*	Director
Mark Vadon

By:	/s/ Craig Troyer		December 20, 2017
Craig Troyer
Attorney-in-fact

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